EXHIBIT 99.1

NEWS RELEASE

August 16, 2010	OTC BB: DPDW

DEEP DOWN REPORTS SECOND QUARTER 2010 RESULTS
AND UPDATE ON CUMING ACQUISITION

●	Revenues increase 55 percent to $9.6 million
●	Gross profit increases 93 percent to $3.6 million
●	EBITDA turns positive to $742 thousand

HOUSTON – Aug. 16 /PRNewswire-FirstCall/ -- Deep Down, Inc. (OTC Bulletin Board: DPDW) (“Deep Down” or the “Company”), an oilfield services company specializing in products and services for the deepwater and ultra-deepwater oil and gas industry, today announced results for the second quarter of 2010. For the second quarter of 2010, Deep Down reported a net loss of $452 thousand, or $0.00 loss per share on revenues of $9.6 million compared to a loss of $1.8 million, or $0.01 loss per share on revenues of $6.2 million during the same quarter last year.

OPERATING RESULTS

Revenues increased by $3.4 million, or 55 percent to $9.6 million for the second quarter 2010 from $6.2 million for the same quarter last year. The increase was due primarily to increased revenues from the production of products for deepwater projects and ROV and other related services. During the second quarter 2010, the Company’s flotation plant ran at over 30 percentage points greater capacity for the production of buoyancy products compared to the same quarter last year. The higher demand for our ROV and other related services in the second quarter 2010 resulted primarily from customers commencing work that had previously been delayed, projects supporting relief efforts and work related to the increased emphasis on inspection and safety as a result of the oil spill in the U.S. Gulf of Mexico (“GOM”).

Gross profit increased $1.7 million to $3.6 million for the second quarter 2010, an increase of 93 percent over the same period of the prior year, reflecting an overall increase in the gross profit margin from 30 percent to 37 percent. The increase in gross profit and gross profit margin was due to the increased revenues described above and to the revenue mix which included higher margin ROV services and engineered subsea projects than during the same period last year.

When comparing the second quarter of 2010 to the second quarter of 2009, the operating loss was reduced by $2.1 million to a loss of $339 thousand primarily as a result of improved gross margin and a decrease in selling, general and administrative expenses (“SG&A”) of 9.8% as the Company continued to focus on more efficient operations.

EBITDA (please see definition in last paragraph below) for the second quarter of 2010 was $724 thousand compared to negative $1.6 million for the same period last year. This improvement was primarily driven by the increase in gross profit and lower SG&A.

"There will undoubtedly be greater regulatory scrutiny and higher costs associated with finding and developing hydrocarbon reserves in deep water, particularly in the GOM. Additionally, we believe that the international markets will be more important to our operations going forward as we continue our focus on Brazil and West Africa deepwater projects. The deepwater market remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates. We are well positioned to supply services and products required to support safe offshore and deepwater projects of our customers. Therefore, we anticipate demand for our deepwater services and products will continue to grow and we will continue to focus on this sector of the industry worldwide," stated Ronald E. Smith, Chief Executive Officer.

ACQUISITION

On May 3, 2010, the Company announced entry into a conditional purchase agreement ("Purchase Agreement") to acquire Cuming Corporation (or "Cuming"). Privately-held Cuming Corporation was founded in 1980 and is a leading manufacturer of buoyancy and insulation products with a wide range of deepwater oil and gas industry applications. Cuming's operations are highly complementary with those of Deep Down's Flotation Technologies subsidiary, which produces syntactic foam products for customers in the oil and gas, defense, scientific and industrial sectors. At the closing of the transaction, Deep Down expects to acquire 100% of the stock of Cuming for approximately $37 million in the form of a combination of cash and shares of Deep Down and assume approximately $13 million of net liabilities based upon Cuming's balance sheet as of December 31, 2009.

On July 13, 2010, Deep Down entered into an amendment to the Purchase Agreement, by and among Deep Down, Cuming and the selling stockholders (the "Amendment") dated effective as of June 30, 2010, to provide for an extension of the date on which Deep Down or the selling stockholders may terminate the Purchase Agreement. The Amendment extended the date for which either of Deep Down or the selling stockholders may terminate the Purchase Agreement if the acquisition is not completed to July 31, 2010, provided that the party wishing to terminate is not in breach of the Purchase Agreement. The acquisition has not been completed and the Company has not entered into another amendment to extend the closing date; however, neither party has terminated the agreement. The Company plans to finance the acquisition with a combination of debt and equity and is actively engaged in negotiating terms with several financial institutions and private equity firms. Nevertheless, consummation of the transaction remains subject to several conditions including Deep Down's obtaining adequate external financing to fund the approximately $34 million cash component of the purchase price.

WORKING CAPITAL

The Company's working capital declined by $3.9 million to a negative $2.8 million at June 30, 2010 from $1.1 million at December 31, 2009 primarily as a result of reclassifying $2.6 million of its long-term debt to current liabilities. All of the debt from one of the Company's lenders in the amount of $3.4 million is due April 15, 2011. The Company is currently in discussions with several lenders who have expressed interest in refinancing the Company's debt. The Company's cash balance was $1.1 million at June 30, 2010 compared to $0.9 million at December 31, 2009.

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, distributed and drill riser buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Information set forth in this document contain "forward-looking statements" (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect Deep Down's expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Deep Down and Cuming, including future financial and operating results, whether and when the transactions will be consummated, the new combined company's plans, market and other expectations, objectives, intentions and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain financing and approvals for the transaction; the risk that any synergies from the transaction may not be realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the ability to successfully integrate the businesses, unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; continuation or deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the companies; and the business plans of the customers of the respective parties. Additional factors that may affect future results are contained in Deep Down's filings with the Securities and Exchange Commission ("SEC"), which are available at the SEC's web site http://www.sec.gov. Deep Down disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

DEEP DOWN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share amounts)	2010	2009	2010	2009

Revenues	$9,592	$6,201	$16,236	$13,303
Cost of sales:
Cost of sales	5,426	3,987	9,596	8,440
Depreciation expense	571	352	1,107	697
Total cost of sales	5,997	4,339	10,703	9,137
Gross profit	3,595	1,862	5,533	4,166
Operating expenses:
Selling, general and administrative	3,494	3,873	6,977	6,717
Depreciation and amortization	440	421	882	827
Total operating expenses	3,934	4,294	7,859	7,544
Operating loss	(339)	(2,432)	(2,326)	(3,378)
Other income (expense):
Interest expense, net	(143)	(66)	(274)	(112)
Other income, net	52	15	51	11
Total other expense	(91)	(51)	(223)	(101)
Loss before income taxes	(430)	(2,483)	(2,549)	(3,479)
Income tax (expense) benefit	(22)	722	(39)	988
Net loss	$(452)	$(1,761)	$(2,588)	$(2,491)

Net loss per share, basic and diluted	$(0.00)	$(0.01)	$(0.01)	$(0.01)

Weighted-average common shares outstanding, basic and diluted	190,044	179,701	185,274	178,649

DEEP DOWN, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except par value amounts)	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$1,119	$912
Accounts receivable, net of allowance of $344 and $304, respectively	6,011	7,662
Inventory	709	896
Costs and estimated earnings in excess of billings on uncompleted contracts	241	267
Deposit	475	-
Prepaid expenses and other current assets	195	225
Total current assets	8,750	9,962
Property, plant and equipment, net	19,765	20,011
Intangibles, net	11,469	12,166
Goodwill	9,429	9,429
Other assets	1,905	1,136
Total assets	$51,318	$52,704

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,463	$2,865
Billings in excess of costs and estimated earnings on uncompleted contracts	1,736	4,345
Deferred revenues	1,248	89
Current portion of long-term debt	4,072	1,497
Total current liabilities	11,519	8,796
Long-term debt, net	2,414	5,379
Total liabilities	13,933	14,175

Commitments and contingencies (Note 14)

Stockholders' equity:

Common stock, $0.001 par value, 490,000 shares authorized, 195,934 and 180,451 shares, respectively, issued and outstanding	196	180
Additional paid-in capital	62,589	61,161
Accumulated deficit	(25,400)	(22,812)
Total stockholders' equity	37,385	38,529
Total liabilities and stockholders' equity	$51,318	$52,704

DEEP DOWN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)

	Six Months Ended
	June 30,
(In thousands)	2010	2009
Cash flows from operating activities:
Net loss	$(2,588)	$(2,491)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation expense	453	321
Stock issued for services	14	-
Bad debt expense	58	96
Depreciation and amortization expense	1,989	1,524
Loss (gain) on disposal of property, plant and equipment	3	(16)
Deferred income taxes, net	-	(1,022)
Changes in assets and liabilities:
Accounts receivable	1,594	3,498
Inventory	187	216
Costs and estimated earnings in excess of billings on uncompleted contracts	26	627
Prepaid expenses and other current assets	26	(144)
Other assets	(345)	(204)
Accounts payable and accrued liabilities	1,599	(1,307)
Deferred revenues	1,158	9
Billings in excess of costs and estimated earnings on uncompleted contracts	(2,609)	1,627
Net cash provided by operating activities	1,565	2,734

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,145)	(4,558)
Proceeds from sale of property, plant and equipment	-	48
Purchase of investment in joint venture	(25)	(100)
Cash paid for capitalized software	(201)	(277)
Note receivable	(99)	(24)
Net cash used in investing activities	(1,470)	(4,911)

Cash flows from financing activities:
Proceeds from sale of common stock	501	-
Borrowings of long-term debt	-	1,830
Repayments of long-term debt	(389)	(247)
Net cash provided by financing activities	112	1,583
Change in cash and equivalents	207	(594)
Cash and cash equivalents, beginning of period	912	2,495
Cash and cash equivalents, end of period	$1,119	$1,901

DEEP DOWN, INC.
NON-US GAAP FINANCIAL MEASURE - EBITDA
 (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
(In thousands)
Net loss	$(452)	$(1,761)	$(2,588)	$(2,491)
Add back interest expense, net of interest income	143	66	274	112
Add back depreciation and amortization	1,011	773	1,989	1,524
Deduct tax (benefit) expense	22	(722)	39	(988)
EBITDA	$724	$(1,644)	$(286)	$(1,843)

EBITDA is a non-US GAAP financial measure. We use EBITDA as an unaudited supplemental financial measure to assess the financial performance of our assets without regard to financing methods, capital structures, taxes or historical cost basis; and to assess our liquidity and operating performance over time in relation to other companies that own similar assets and that we believe calculate EBITDA in a similar manner; and to assess the ability of our assets to generate cash sufficient for us to pay potential interest costs. We also understand that such data are used by investors to assess our performance. However, the term EBITDA is not defined under US GAAP and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with US GAAP. When assessing our operating performance or liquidity, investors should not consider this data in isolation or as a substitute for net income, cash flow from operating activities, or other cash flow data calculated in accordance with US GAAP.

CONTACT: Gay Stanley Mayeux, CFO, Deep Down, Inc., +1-281 - 517-5000, ir@deepdowninc.com